EXHIBIT 10.11

Concur Technologies, Inc.

Fiscal 2011 Corporate Bonus Plan

This Fiscal 2011 Corporate Bonus Plan applies to all employees of Concur Technologies, Inc. (“Concur”), other than employees compensated under commission plans, for fiscal 2011:

1.	Bonuses are earned under this Fiscal 2011 Corporate Bonus Plan if Concur achieves a target level of fiscal 2011 non-GAAP pre-tax earnings, as determined by the Compensation Committee of the Board of Directors (the “Corporate Bonus Plan Target”). Bonuses for each employee shall be paid in an amount equal to the percentage of the employee’s base salary selected by the Chief Executive Officer, provided that the bonus amount for executive officers of Concur subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), shall be as follows:

Section 16 Officer	Target Cash Bonus
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	US$600,000
Rajeev Singh, President, Chief Operating Officer, and Director	US$550,000
Frank Pelzer, Chief Financial Officer	US$350,000
Kyle R. Sugamele, Chief Legal Officer	US$165,000
John Torrey, Executive Vice President of Corporate Development	US$275,000
Robert Cavanaugh, Executive Vice President and General Manager, North America	US$234,000
Michael Eberhard, Executive Vice President and General Manager, Asia Pacific	US$190,832
Barry Padgett, Executive Vice President and General Manager, Europe	US$150,000

2.	The target cash bonus is earned and payable if Concur achieves the Corporate Bonus Plan Target.

3.	For each 1% that actual fiscal 2011 non-GAAP pre-tax earnings exceed the Corporate Bonus Plan Target, the cash bonus of each eligible employee will be increased, on a pro-rata basis, by 2.5% up to a maximum of 200% of such employee’s target cash bonus at 100% achievement of the Corporate Bonus Plan Target.

4.	If actual fiscal 2011 non-GAAP pre-tax earnings, including a charge for the full amount of the target cash bonus, are less than 100% of the Corporate Bonus Plan Target, then cash bonuses under the 2011 Corporate Bonus Plan will be paid, but reduced on a pro-rata basis for all eligible employees such that actual fiscal 2011 non-GAAP pre-tax earnings equals the Corporate Bonus Plan Target, as determined by the Compensation Committee of the Board of Directors.

5.	The amount of cash bonus payable to each eligible employee can be increased or reduced at the discretion of the Chief Executive Officer (but, for Section 16 Officers, the amount of cash bonus payable can only be reduced, as determined by the Compensation Committee of the Board of Directors). To the extent that the amount of cash bonuses payable to a given Section 16 Officer is reduced, such reduction will not increase the amount of cash bonus that would otherwise be paid to the remaining Section 16 Officers.

6.

Non-GAAP pre-tax earnings consists of Concur’s GAAP pre-tax earnings for fiscal 2011 adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets, the accretion of discount on senior convertible notes, and income tax expense. In addition, to the extent the Company enters into Board-approved transactions that are not contemplated in the assumptions underlying the Company’s 2011 operating plan, or to the extent that certain expenses or losses beyond the control of management are incurred, then it is the intent of the Compensation Committee of the Board of Directors that for purposes of evaluating performance against the Corporate Bonus Plan Target, the financial impact of any such transaction or event occurring in fiscal 2011 shall be excluded from the calculation of non-GAAP pre-tax earnings (provided that, with respect to bonus awards intended to qualify under Internal Revenue Code Section 162(m), such adjustment shall only be to the extent permitted by such section without making such bonus award non-deductible). For such transactions or events, the financial impact to be excluded from the calculation of non-GAAP pre-tax earnings, and the specific method by which the associated financial impact will be calculated, include without limitation the following:

a.	One-time expenses (as defined in the Company’s accounting policies and procedures for acquisition-related expenses) associated with acquisitions;

b.	Additional shares issued in conjunction with an acquisition (which will be excluded from diluted shares outstanding) and the operating results of an acquisition (positive or negative);

c.	The earnings impact associated with contingent consideration offered in an acquisition;

d.	The dilutive effect from any contingent consideration associated with acquisitions (which will be excluded from diluted shares outstanding);

e.	The financial results from strategic investments (including any shares of Company stock issued);

f.	Any reduction in earnings available to common shareholders resulting from the amount by which the settlement price on options for shares of a joint venture held by third parties exceeds the related fair value;

g.	Additional shares from equity financing (which will be excluded from the diluted shares outstanding), excluding stock issued in conjunction with stock based compensation plans and employee stock purchase program;

h.	Interest expense associated with debt financing, off-set by any interest earned on proceeds;

i.	The financial impact associated with any divestitures or sales of assets whether tangible or intangible;

j.	Any impairment or loss of assets resulting from a change in Company strategy or other extraordinary events beyond the control of the Company such as a natural disaster, act of terrorism, or war;

k.	Impairment of goodwill;

l.	The financial impact of actual legal settlements or accruals for legal settlements for which the Board concludes that the Company was not culpable but it was in the Company’s best interests to settle;

m.	The financial impact of any discontinued operations; and

n.	Any new fees, taxes or expenses incurred to comply with new laws and regulations.

7.	Only persons employed by Concur prior to July 1, 2011, and continuing such employment through the end of fiscal 2011 and the date of bonus payment, are eligible to receive bonuses under this plan, pro rata to their service during fiscal 2011.

8.	This Fiscal 2011 Corporate Bonus Plan shall be subject to the terms of Concur’s 2010 Cash Incentive Plan.